Exhibit 4.45

Capital Increase Agreement - SH Entertainment Co., Ltd.

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain identified information marked with [*****] has been excluded from the exhibit because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

CAPITAL INCREASE AGREEMENT

Relating to

SH Entertainment Co., Ltd.

December 2024

Capital Increase Agreement - SH Entertainment Co., Ltd.

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Capital Increase Agreement - SH Entertainment Co., Ltd.

This Capital Increase Agreement (this “Agreement”) is entered into on December 4, 2024 (the “Execution Date”) by and among the following parties:

(1)	SH Entertainment Co., Ltd., a limited liability company duly established and validly existing under the laws of the Republic of Korea (hereinafter referred to as “SH”, “Company” or “Target Company”);

(2)	Han Shuyong, a Chinese citizen, ID No.: [*****] (hereinafter referred to as the “Existing Shareholder”);

(3)	SCENOVO PTE. Ltd., a limited liability company duly established and validly existing under the laws of Singapore (hereinafter referred to as the “Investor” or “Series Investor”).

(“Han Shuyong” is also referred to as the “Founder.”)

Each of the above parties is individually referred to as a “Party” and collectively as the “Parties.”

RECITALS

1	SH is a limited liability company established under the laws of the Republic of Korea, incorporated on April 23, 2024, and is principally engaged in global MCN business and related supply chain development and operation;

2	The Investor desires to make a package investment in the Company in accordance with the terms and conditions of this Agreement, and the Existing Shareholder and the Company are each willing to accept the investment from the Investor on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties hereby agree as follows:

Article 1 Definitions

1.1	Unless otherwise defined in this Agreement, the following terms shall have the meanings set forth below:

Key Employees	Means the key employees of the Company listed in Schedule 1.
Affiliate	With respect to any Person: (i) when such Person is not a natural person, means any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with such Person; or (ii) when such Person is a natural person, means any other Person that is a close relative of such Person or is directly or indirectly Controlled by such Person or his/her close relatives.
Member	Means any member of the Company.

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Business Day	Means any day other than Saturday, Sunday or any day designated as a holiday by law.
Control	With respect to any Person: (i) holding more than fifty percent (50%) of the issued share capital or equity interest of such Person; (ii) having the ability to control the management or decision-making of such Person through ownership of more than fifty percent (50%) of the voting rights or voting proxies, or through the right to appoint a majority of the members of the board of directors or similar body of such Person, or through contractual arrangements or other means; or (iii) having the ability to control the decisions of a natural person through any means.
Intellectual Property	Means all patents, trademarks, service marks, registered designs, domain names and utility models, copyrights, inventions, confidential information, trade secrets, know-how and production processes, brand names, data usage rights, database rights, trade names and any similar rights in any country, and any interest in any of the foregoing (whether registered or unregistered, and including applications for any of the foregoing and the right to apply for any of the foregoing anywhere in the world).
Material Adverse Effect	Unless otherwise provided in this Agreement, with respect to any Party, means: (i) any monetary or non-monetary loss that may cause damage to such Party in an amount exceeding RMB 1,000,000; (ii) any event that may materially and adversely affect the legitimate existence, lawful operation, property, prospects, reputation or operations of such Party; or (iii) any event that may affect the legality, validity, binding nature or enforceability of this Agreement.
Material Contract	Means any contract, agreement or other document or arrangement that meets the following requirements: (i) contract amount exceeding RMB 1,000,000; (ii) contract performance period exceeding six (6) months after the Execution Date; (iii) contains exclusivity provisions, non-compete provisions or other restrictions on the Company’s product sales, business operations or business expansion; (iv) any contract with any current or former director, senior officer, shareholder, employee or long-term advisor of the Company that affects or may affect their normal performance of duties; (v) any contract for the sale or purchase of Company assets (except in the ordinary course of business); (vi) any agreement relating to bonuses, pensions, retirement benefits, share options, commercial insurance or similar matters; (vii) investment contracts, agreements, letters of intent or other arrangements; (viii) intellectual property transfer and license agreements; (ix) contracts outside the scope of the Company’s normal business operations; and (x) other contracts that may have a material adverse effect on the Company’s assets and business.

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Capital Increase Agreement - SH Entertainment Co., Ltd.

Article 2 Transaction Arrangement

2.1	Transaction Arrangement

2.1.1	Capital Increase

The Company shall issue an aggregate of 23,334 new shares, at a par value of ₩10,000 (Ten Thousand Won) per share.

The Investor agrees to subscribe for all of the new shares issued by the Company for an aggregate consideration of ₩233,340,000 (Two Hundred Thirty-Three Million Three Hundred Forty Thousand Won) (the “Investor Capital Increase Amount” or “Capital Increase Amount”), subject to the terms and conditions of this Agreement.

Prior to the Capital Increase, the registered capital of the Company was ₩100,000,000 (One Hundred Million Won). Upon completion of the Capital Increase, the registered capital of the Company shall be ₩333,340,000 (Three Hundred Thirty-Three Million Three Hundred Forty Thousand Won).

2.1.2	Waiver of Preemptive Rights

Each Existing Shareholder has waived any preemptive rights and any other rights that may exist under applicable law, the Company’s articles of association or any other matter with respect to the transactions contemplated by this Agreement.

2.2	Pre-Capital Increase Shareholding Structure

As of the Execution Date, the registered shareholding structure of the Company is as follows:

Shareholder Name	Pre-Capital Increase Contribution (KRW)	Pre-Capital Increase Shareholding %
Han Shuyong	100,000,000	100%
Total	100,000,000	100%

2.3	Post-Capital Increase Shareholding Structure

As of the Closing Date, the registered capital of the Company shall be ₩333,340,000 (Three Hundred Thirty-Three Million Three Hundred Forty Thousand Won). The capital contributions and number of shares held by each shareholder of the Company in the registered capital shall be changed as follows. As of the Closing Date, the Investor shall be entitled to the corresponding shareholder rights in the Company in accordance with the share capital structure set forth below:

Shareholder Name	Post-Capital Increase Contribution (KRW)	Post-Capital Increase Shareholding (Shares)
Han Shuyong	100,000,000	10,000
SCENOVO PTE. Ltd.	233,333,333	23,334
Total	333,333,333	33,334

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Capital Increase Agreement - SH Entertainment Co., Ltd.

2.4	Document Execution and Registration Process

2.4.1	The Existing Shareholder and the Company agree to execute simultaneously with this Agreement or at such other time as designated or approved by the Investor such ancillary agreements, resolutions and other documents as are required or requested by the Investor to complete the transactions contemplated hereby (collectively with this Agreement, the “Transaction Documents”).

2.4.2	Matters relating to the transactions contemplated hereby that are not provided for in this Agreement shall be governed by and subject to this Agreement, the Shareholders Agreement, the Company’s articles of association and other Transaction Documents.

Article 3 Payment of Capital Increase

3.1 Payment of Capital Increase

3.1.1 Unless otherwise expressly provided in this Agreement, the transactions contemplated hereby shall be closed in a single closing, and the Investor Capital Contribution shall be paid in a single installment.

Subject to the satisfaction of all conditions precedent to the Closing set forth in Section 6.1 of this Agreement, the Investor shall pay to the Company the Investor Capital Increase Amount of Two Hundred Thirty-Three Million Three Hundred Forty Thousand Won (₩233,340,000) within fifteen (15) Business Days from the date on which all such conditions are satisfied; provided that the Capital Increase Amount shall be paid in U.S. Dollars in an amount equivalent to such Won amount.

If the conditions precedent set forth in Article 6 are not fully satisfied, the Series Investor shall have the right to correspondingly delay the payment of the Capital Increase Proceeds.

Payment of the Capital Increase Proceeds shall not be deemed as completion of the investment contemplated by this Agreement, shall not be deemed as substantive completion of the equity change, and shall not be deemed as the Investor’s substantive acquisition of the Company’s equity.

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Capital Increase Agreement - SH Entertainment Co., Ltd.

3.1.2 Confirmation and Capital Contribution Certificate

The Company shall provide written confirmation to the Investor on the date of receipt of the Capital Increase Proceeds, and shall issue a capital contribution certificate to the Investor within five (5) Business Days.

3.2	Registration of Changes

3.2.1	The Company shall, commencing on the next Business Day following receipt of the Capital Increase Amount paid by the Investor pursuant to Section 3.1 above, proceed with the registration of the new shares issued to the Investor in connection with the Transaction. Upon completion of such new share registration, the capital contributions and shareholdings of each shareholder in the Company shall be as set forth in Section 2.3. The Company shall thereafter complete the new share registration as soon as practicable (but in no event later than six (6) months following the payment of the Capital Increase Amount by the Investor pursuant to Section 3.1) (the “New Share Registration Completion Date”).The Company shall maintain and preserve the register of shareholders, which shall be signed by each shareholder and sealed with the Company’s seal and kept by the Company’s independent director, and provide an original copy to each Existing Shareholder and the Investor.

3.2.2	The Company shall prepare and maintain a register of shareholders, which shall, upon being signed by all shareholders and affixed with the Company seal, be retained by the independent director(s) of the Company, and the Company shall provide an original thereof to each of the Existing Shareholders and the Investor.

3.2.3	The date of new share registration shall be deemed to be the date of completion of the Capital Increase and the Closing Date under this Agreement, and shall also be deemed to be the date on which the Investor completed the Investment.

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Capital Increase Agreement - SH Entertainment Co., Ltd.

Article 4 Pre-Closing Obligations of the Company and Founder

4.1	From the Execution Date to the Registration Completion Date, the Company shall, and the Founder shall ensure that the Company, conduct its business in the ordinary course of business, and shall use its best efforts to maintain the integrity of the business organization, maintain relationships with third parties and retain existing management and employees, and maintain the status quo of all assets and properties owned or used by the Company (ordinary wear and tear excepted).

4.2	From the Execution Date to the Registration Completion Date and the Closing Date, during the Company’s normal business hours, the Founder and the Company shall provide the Series Investor and its representatives with such information relating to the Company as they may reasonably request, including but not limited to providing full access to all accounts, records, contracts, technical materials, personnel materials, management information and other documents to the lawyers, accountants and other representatives appointed by the Series Investor. Without affecting the Company’s normal operations, the Founder and the Company agree that the Series Investor shall have the right to conduct due diligence review of the Company’s financial, asset and operational status at any time prior to the Closing Date. In addition, the Founder and the Company shall promptly notify the Series Investor in writing of any breach of this Agreement by any Existing Shareholder or the Company that has occurred or is expected to occur.

4.3	From the Execution Date to the Registration Completion Date and the Closing Date, the Company and the Founder shall promptly inform the Series Investor of the following matters and discuss with the Series Investor the impact of such matters on the Company, thereby ensuring that the Company will operate in a stable manner in a reasonable manner:

4.3.1	Any change in the share capital structure, financial condition (including but not limited to cash dividends, if any), assets, liabilities, business, prospects or operations of the Company that has had or may have a Material Adverse Effect on the Company;

4.3.2	Execution of agreements containing abnormal terms (including any financing arrangements or any long-term, onerous terms) and any agreements or proposals, intentions relating to the foregoing; and

4.3.3	Progress of government approvals/registrations (if applicable).

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Capital Increase Agreement - SH Entertainment Co., Ltd.

4.4	From the Execution Date to the Registration Completion Date, except as disclosed to the Series Investor, the Company and the Founder shall ensure that their Affiliates and advisors and their respective directors, officers and representatives (i) deal with matters relating to the transactions contemplated hereby on an exclusive basis together with the Series Investor and its Affiliates; (ii) shall not engage in any transaction similar to the transactions contemplated hereby or any other transaction that conflicts with the transactions contemplated by the Transaction Documents (any of the foregoing transactions referred to as a “Third Party Transaction”); (iii) immediately terminate any discussions or negotiations with any person regarding any Third Party Transaction, and thereafter shall not engage in or conduct discussions or negotiations with any person regarding any Third Party Transaction, and shall not provide any information to any person regarding any Third Party Transaction; and (iv) shall not encourage any inquiries or proposals regarding possible Third Party Transactions, or take any other action to facilitate such inquiries or proposals. If the Founder receives any inquiry relating to a possible Third Party Transaction from any other party, the Founder shall promptly notify the Series Investor. If the final closing fails to be completed due to the Founder or the Company’s breach of this provision, the Founder and the Company shall bear all losses of the Series Investor.

4.5	Without limiting the generality of Section 4.1, unless with the prior written consent of the Series Investor, from the date of execution of this Agreement to the Closing Date, the Founder shall ensure that the Company does not, and the Company shall not, take any of the following actions (except actions relating to the transactions contemplated hereby):

4.5.1	Increase, decrease, distribute, issue, acquire, repay, transfer, pledge or redeem any registered capital or equity;

4.5.2	Take any action that may result in dilution of the equity held by the Series Investor in the Company after the Closing, or dilution of the value of such equity, by amending its articles of association or through reorganization, merger, sale of share capital, consolidation or sale of assets or otherwise;

4.5.3	Sell, lease, transfer, license or assign any assets, except in the ordinary course of business;

4.5.4	Incur or assume any liability, obligation or expense in a single transaction exceeding RMB 1,000,000 (or equivalent in other currencies), except in the ordinary course of business;

4.5.5	Make any capital expenditure exceeding RMB 1,000,000 (or equivalent in other currencies) in a single transaction, except in the ordinary course of business;

4.5.6	Create any security interest or encumbrance on any asset;

4.5.7	Declare, pay or make any dividend distribution;

4.5.8	Enter into or implement any transaction with the Company’s Affiliates, any Existing Shareholder or their respective Affiliates exceeding RMB 1,000,000 in a single transaction, except in the ordinary course of business;

4.5.9	Implement any acquisition or become a party to any acquisition;

4.5.10	Establish any subsidiary or acquire any equity or other interest in any other entity;

4.5.11	Unless expressly provided in this Agreement, formulate or adopt any employee equity incentive plan, or distribute options to employees or enter into any agreement to distribute options; or

4.5.12	Agree or commit to take any of the foregoing actions, including but not limited to signing commitment letters or consent letters.

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Capital Increase Agreement - SH Entertainment Co., Ltd.

Article 5 Representations and Warranties of the Company and Existing Shareholders

5.1 The Company and the Founder (collectively, the “Warrantors”) shall each and jointly make the following representations and warranties, and ensure that each of the following representations and warranties is true, complete and accurate on the Execution Date, each Closing Date and the Registration Completion Date:

5.1.1	Legal Existence and Capacity. The Company is duly established and validly existing. The Existing Shareholder and the Company have the civil right capacity and full civil conduct capacity to execute and perform this Agreement and other related transaction agreements.

5.1.2	Authorization. The execution by the Company and the Existing Shareholder of each Transaction Document, the performance of all obligations under the Transaction Documents and the completion of the transactions contemplated by the Transaction Documents have been or will be duly authorized; the Company and the Existing Shareholder have full right and authority to execute each Transaction Document and perform their obligations thereunder. Each Transaction Document, once executed, shall be legally binding on them.

5.1.3	No Conflict. The execution and performance of each Transaction Document do not violate or conflict with any provision of the articles of association, partnership agreement or other organizational documents of the Company and the Existing Shareholder, or any applicable laws, regulations, government orders, or any other group contracts or laws to which the Company and the Existing Shareholder are a party; the Company and the Existing Shareholder have obtained all necessary third-party consents or authorizations required to carry out the transactions contemplated by the Transaction Documents.

5.1.4	Consents and Approvals. Except for the registration of changes required for the capital increase as provided in this Agreement, the Company and the Existing Shareholder or their related Affiliates do not need to obtain any other prior consent, approval, authorization or registration from any government authority or third party for the execution or performance of this Agreement and other Transaction Documents, or for the protection of the rights of the Parties under such agreements.

5.2	Representations and Warranties of the Company

5.2.1	The Company has the full and independent legal status and legal capacity to execute, deliver and perform this Agreement, and may independently act as a party to litigation. The execution of this Agreement and the performance of the Company’s obligations hereunder will not violate any applicable laws or government orders.

5.2.2	The Company undertakes to obtain all necessary internal authorizations and approvals required for the execution and delivery of this Agreement, the performance of its obligations hereunder and the completion of the transactions contemplated hereby, and this Agreement, once established, shall be legally binding on the Company.

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Capital Increase Agreement - SH Entertainment Co., Ltd.

5.3 Representations and Warranties of the Company and Founder

5.3.1	Authorization. The execution by the Company and the Existing Shareholder of each Transaction Document, the performance of all obligations under the Transaction Documents and the completion of the transactions contemplated by the Transaction Documents have been or will be duly authorized; each Existing Shareholder has full civil conduct capacity and civil right capacity to execute each Transaction Document and perform their obligations thereunder. Each Transaction Document, once executed, shall be legally binding on the Company and the Existing Shareholder.

5.3.2	No Conflict. The execution and performance of each Transaction Document do not violate or conflict with any provision of the Company’s articles of association or other organizational documents; the Company and the Existing Shareholder have each obtained all necessary third-party consents or authorizations required to carry out the transactions contemplated by the Transaction Documents. No material agreement or material contract between the Company and the Existing Shareholder and any other entity will be terminated or materially affected by the execution or performance of the Transaction Documents.

5.3.3	Valid Existence. The Company is a duly established and validly existing entity. As of the Registration Completion Date, the Company’s registered capital has been contributed in accordance with the subscription period stipulated in its articles of association and complies with legal requirements, and there is no situation of non-contribution, delayed contribution, false registration or withdrawal of registered capital. All articles of association of the Company have been legally and validly registered (if required) and are valid and enforceable. The business scope of the Company as set forth in its articles of association complies with legal requirements. The Company strictly carries out its business activities in accordance with the business scope stipulated in its articles of association and the requirements of law. All licenses, approvals and permits required for the Company to carry out its business activities under the law have been applied for and obtained in accordance with the law; and all such permits are validly existing. The Company has passed the annual inspection (if any) of its licenses and permits by the relevant government authorities. The Company’s documents, including board minutes, shareholders’ meeting minutes and register of shareholders, have been properly maintained and completely and accurately record matters that should be recorded in such documents.

5.3.4	Capital Structure. Except as disclosed in the Disclosure Schedule, the registered capital equity structure of the Company as set forth in the articles of association and amendments thereto filed with the commercial administration authority is completely consistent with the records in the articles of association and amendments provided by the Company to the Series Investor, and truly, completely and accurately reflects the Company’s capital structure, and there is no false capital contribution. Except as disclosed in the Disclosure Schedule and the transactions contemplated by the Transaction Documents, the Company has never promised or actually issued any equity, shares, bonds, warrants, options or similar rights to any person in any form (except for the establishment of an employee option pool for employee equity incentives). Except as disclosed in the Disclosure Schedule, there is no nominee holding or similar arrangement on the Company’s equity, nor any pledge, mortgage or other security interest or any kind of encumbrance (including but not limited to any conditional sale or other title retention agreement, any lease with the foregoing nature, any agreement granting any security interest and any document designating a third party as loss payee), or any other third-party rights (with respect to any person’s equity, including but not limited to any option or any conversion right or preference of any nature).

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Capital Increase Agreement - SH Entertainment Co., Ltd.

5.3.5	Employees.

(1)	The Company handles employee matters in material compliance with applicable laws and regulations, and the treatment of the Company’s employees is true and complete. In addition, there are no existing or pending disputes between the Company and its employees regarding social insurance premiums or employee benefits that are known or should be known to the Company;

(2)	As of the Registration Completion Date, there are no pending labor disputes or controversies between the Company and its existing or former employees;

(3)	As of the Registration Completion Date, the Company has no obligation to pay any severance compensation or other similar compensation or indemnification payments related to employment relationships that are due but unpaid.

5.3.6	Financial Reports. All audited accounts and management accounts of the Company (including transfer accounts) materially truly, completely and accurately reflect the financial and operating conditions of the Company as of the relevant account dates. The Company’s financial records and materials comply with legal requirements and Chinese Accounting Standards. All documents, including account books, records of changes in equity, financial statements and all other Company records, are maintained in accordance with legal requirements and commercial practices and are fully controlled by the Company, and major transactions related to the Company’s business are accurately and properly recorded. The Company does not have off-book cash sales revenue, off-book liabilities, management personnel misappropriation of Company funds, or major internal control deficiencies.

The financial reports provided by the Company to the Series Investor materially truly, completely and accurately reflect the operating results and financial condition of the Company during the relevant periods or as of the relevant reference dates. (i) Except for the Company’s ordinary business activities, no event has occurred that would trigger early maturity of the Company’s debts; (ii) no Company property has been disposed of or removed from the Company’s control, the Company has not entered into any document that would cause the Company to incur non-ordinary financial expenses, nor has any such liability been incurred.

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Capital Increase Agreement - SH Entertainment Co., Ltd.

5.3.7	Undisclosed Liabilities. Except as disclosed to the Series Investor in the due diligence, the Company does not have any other material debts (meaning debts with a total amount exceeding RMB 200,000) not reflected in the balance sheet, except for debts belonging to the Company’s ordinary business that are not prohibited by this Agreement and will not have a Material Adverse Effect on any shareholder of the Company or the Company itself; the Company does not have any other material debts that have not been disclosed to the Series Investor and may have a Material Adverse Effect on the Company or the transactions contemplated hereby or the Series Investor’s rights under this Agreement; the Company has never provided guarantee for any other person, nor has it established any mortgage, pledge or other security interest on its property.

5.3.8	No Changes. Except as disclosed in the Disclosure Schedule, except with the written approval of the Series Investor or as otherwise provided in this Agreement, the Company has not :

(1)	Prepaid any debts (except within the scope required for ordinary operations);

(2)	Provided guarantee for any other person, established mortgage, pledge or other security interest on its property;

(3)	Waived any claims against others or abandoned any right of recourse;

(4)	Made any amendments to any existing contracts or agreements that are unfavorable to the Company;

(5)	Suffered any loss, or experienced any change in relationships with suppliers, customers or employees, which loss or change would have a Material Adverse Effect on the Company;

(6)	Transferred or licensed any third party to use the Company’s intellectual property, except for the Company’s ordinary business activities;

(7)	Experienced any Material Adverse Change in its financial condition, or any transaction, act or conduct outside the Company’s ordinary business that has a Material Adverse Effect on the Company;

(8)	Produced any shareholders’ meeting resolution or board resolution different from the Company’s ordinary matters, except for resolutions formed to implement matters approved by the Series Investor under this Agreement;

(9)	Declared, paid, prepared to declare or prepared to pay any dividends, bonuses or other forms of shareholder distributions;

(10)	(i) the sale, mortgage, pledge, lease, transfer or other disposition of assets with an aggregate transaction amount exceeding Forty Million Won (₩40,000,000); (ii) the disposal of any fixed assets with an original value exceeding Forty Million Won (₩40,000,000), or consenting to the disposal or acquisition of any fixed assets with an original value exceeding Forty Million Won (₩40,000,000), relinquishing control over any Company assets, or entering into any contract resulting in fixed asset expenditure; (iii) any expenditure or acquisition of tangible or intangible assets (including equity investments in any entity) with an aggregate amount exceeding Forty Million Won (₩40,000,000) outside the ordinary course of business of the Company.

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Capital Increase Agreement - SH Entertainment Co., Ltd.

(11)	Split, merged with a third party, acquired third-party equity, assets or business;

(12)	Violated any representations and warranties under this Agreement by act or omission; and

(13)	Any act or omission that may cause any of the foregoing circumstances

5.3.9	Taxation. The Company has completed all tax registrations required by law, has paid taxes payable, and to the Company’s knowledge is not required to pay any fines, surcharges, penalties or interest related to such taxes. The Company has no tax violations or irregularities that would have a Material Adverse Effect on the Company, and is not involved in any disputes or litigation related to taxes. The Company has submitted information required by any tax authority upon request, and there are no disputes between the Company and tax authorities regarding the Company’s tax liability or to the Company’s knowledge potential tax liability or tax benefits. The Company maintains financial materials for normal tax accounting and payment.

5.3.10	Assets. The Company legally owns or uses all its fixed and intangible assets, and no mortgage, pledge, third-party purchase right or co-ownership right or other encumbrance has been established on such assets.

5.3.11	Intellectual Property. The Company has legal ownership or right to use all intellectual property required for its business operations (including but not limited to patents, trademarks, copyrights, know-how, domain names and trade secrets), such intellectual property is valid and legally enforceable, and to the Company’s and Founder’s knowledge, there is no matter that may cause any intellectual property to be invalid or unenforceable. The Company has not infringed or illegally used any intellectual property in which any third party has any right, ownership or interest, nor has it licensed or permitted any third party to use any of the Company’s intellectual property; the Company has not infringed any other person’s intellectual property, trade secrets, proprietary information or other similar rights, there are no pending or foreseeable claims, disputes or litigation proceedings requiring the Company to compensate for infringement of any third party’s intellectual property, trade secrets, proprietary information or other similar rights, and there is no known situation of any third party infringing the intellectual property legally owned by the Company. The Founder’s acceptance of employment with the Company does not violate any agreement (including but not limited to confidentiality and non-compete agreements) still binding on them with any former employer or other third party, nor does it constitute infringement by the Founder of any former employer or other third party’s intellectual property or trade secrets.

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5.3.12	Litigation and Other Legal Proceedings. There is no circumstance that may have a Material Adverse Effect on the Company, or materially and adversely affect the conclusion, validity and enforceability of each Transaction Document and the transactions contemplated thereby, whether completed, pending or reasonably foreseeable, including:

(1)	Government penalties, prohibitions or orders against the Founder or the Company;

(2)	Civil, criminal or administrative litigation, arbitration or other proceedings or disputes, claims against the Founder or the Company.

5.3.13	Compliance with Laws. The Company’s various activities have at all times materially complied with effective laws and requirements of relevant government departments, and there is no violation of any law that constitutes a Material Adverse Effect on the Company.

5.3.14	Non-compete. The Founder and the core members listed in Schedule 1 have not engaged in the conduct described in Section 9.2 of this Agreement.

5.3.15	Information Provided. All documents, materials and information provided by the Company and the Founder to the Investor before and after the execution of this Agreement are materially true, accurate, complete and non-misleading.

5.3.16	Liability. The Company and the Founder shall be jointly and severally liable for the truth, completeness and accuracy of the contents of this Article 5.

5.4 From the execution of this Agreement to the completion of the Registration and all closings, unless with the written consent of the Series Investor, the Company and the Founder shall not engage in or facilitate any conduct or activity that would cause them to violate Articles 5.2 and 5.3, nor shall they cause any representation to be untrue, inaccurate or misleading. If the Company or the Founder violates the foregoing, they shall immediately notify the Series Investor.

5.5 The Company and the Founder shall be jointly and severally liable for the truth, completeness and accuracy of the contents of this Article 5. The Company and the Founder shall each and jointly guarantee that the Series Investor shall not be responsible for any and all losses, liabilities, costs or expenses arising from the Company or Founder’s breach of the representations and warranties under this Article 5. The foregoing liability of the Company and the Founder shall be continuous and perpetual, effective both before and after the Closing.

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Capital Increase Agreement - SH Entertainment Co., Ltd.

Article 6 Conditions Precedent

6.1 Conditions Precedent to Closing

Unless waived in writing by the Investor, the Investor’s obligation to pay the Capital Increase Proceeds (i.e., the Closing) shall be subject to the satisfaction of all of the following conditions precedent:

6.1.1	There is no litigation, arbitration, judgment or injunction by any law, court, arbitration institution or relevant government authority that restricts, prohibits or cancels the transactions contemplated hereby, and there is no pending or potential litigation, arbitration, judgment or injunction against the Company that has had or will have a Material Adverse Effect on the transactions contemplated hereby;

6.1.2	The Company has made shareholders’ meeting resolutions and board resolutions or executive director decisions approving the execution of the Transaction Documents and the transactions contemplated hereby, and each Existing Shareholder has waived in such shareholders’ meeting resolutions their respective preemptive rights and any other rights that may exist under applicable law, the Company’s articles of association or any other matter with respect to the transactions contemplated hereby;

6.1.3	The Company has obtained all third-party permits required for the execution and performance of the Transaction Documents, and the execution and performance will not cause the Company to violate any applicable law;

6.1.4	There is no event, fact, condition, change or other circumstance that has occurred or is reasonably foreseeable that has had or may have a Material Adverse Effect on the Company’s business, assets, financial structure, liabilities, technology, profit prospects and normal operations;

6.1.5	The Parties have successfully completed the execution and delivery of each Transaction Document, including this Agreement, the Capital Increase Agreement Supplement, the articles of association and other ancillary agreements, resolutions and documents required or requested by the Series Investor to complete the transactions contemplated hereby;

6.1.6	The Company’s Key Employees have entered into Employment Contracts with the Company in form and substance satisfactory to the Series Investor, and such contracts contain detailed provisions regarding intellectual property assignment (if applicable), confidentiality, non-compete and non-solicitation;

6.1.7	The representations and warranties made by the Company and the Existing Shareholder under Article 5 of this Agreement continue to be true, complete and accurate in all material respects, and the Company and the Existing Shareholder have performed their commitments required to be performed on or before the Closing Date under the Transaction Documents, and have not violated any provisions of the Transaction Documents.

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Capital Increase Agreement - SH Entertainment Co., Ltd.

6.2 The Company and the Founder shall each use their best reasonable efforts to cause the conditions precedent to Closing set forth in Article 6.1 to be satisfied as soon as possible and in any event no later than thirty (30) days from the Execution Date.

6.3 If any condition precedent set forth in Article 6.1 is waived in writing by the Series Investor, such waiver shall not constitute a waiver of such condition precedent by the Series Investor, and such condition precedent shall automatically become a commitment of the Company and the Founder under Article 7.1, which they shall continue to be responsible for, and shall cause such obligations to be fulfilled within a period separately agreed in writing by the Series Investor.

Article 7 Post-Closing Obligations and Commitments

7.1	After the Closing, the Company and the Founder (as applicable) commit to complete the following matters:

7.1.1	The Company shall, and the Founder shall ensure that the Company, complete the matters described in Articles 3.1.2 and 3.2 within the time limits specified in the relevant provisions.

7.1.2	The Company shall, and the Founder shall ensure that the Company, immediately after the Closing establish a sound financial system, including but not limited to internal financial control systems, to ensure clear internal financial authorization, accurate financial data and records, and financial treatment in compliance with laws and internal management regulations. The Company shall establish and maintain accounting policies and financial systems that comply with applicable laws and regulations and are satisfactory to the Series Investor (including but not limited to making payments only after receiving contracts signed by the counterparty in subsequent financial operations), so that the Company’s financial systems, account books, vouchers and invoice management, tax filings, etc. comply with the requirements of Chinese laws and regulations regarding financial and accounting matters and internal management regulations.

7.1.3	The Company and the Founder commit that, without the prior consent of the Series Investor and unless otherwise expressly provided in this Agreement, the Company shall not make any changes to its shareholding structure.

7.1.4	Unless based on acts conducted in accordance with this Agreement and its annexes or with the written consent of the Series Investor, the Company commits that the Company shall, and the Founder shall ensure that the Company, always and continuously：

(1)	Operate in the normal manner, continue to maintain its normal business relationships with customers, to ensure that the Company’s goodwill and operations are not materially and adversely affected after the Closing;

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(2)	Use best efforts to maintain and ensure that the Company is always and continuously a duly established and validly existing entity. The equity held by the Existing Shareholder in the Company is not subject to non-contribution, delayed contribution, false registration or withdrawal of registered capital. The business scope of the Company as set forth in its articles of association complies with legal requirements. The Company strictly carries out its business activities in accordance with the business scope stipulated in its articles of association and the requirements of law. All licenses, approvals and permits required for the Company to carry out its business activities under the law have been applied for and obtained in accordance with the law; and all such permits are validly existing. The Company has passed the annual inspection (if any) of its licenses and permits by the relevant government authorities;

(3)	Except where relevant parties exercise their respective shareholder rights in accordance with this Agreement or other transaction documents relating to this investment, will not repurchase equity, nor conduct any abnormal transactions or incur abnormal debts;

(4)	Timely perform signed contracts, agreements or other documents relating to the Company’s assets and business;

(5)	Ensure the Company’s continued lawful operation, including but not limited to obtaining and maintaining all government approvals and other permits and consents required for its operations;

(6)	Promptly notify the Series Investor in writing of any event, fact, condition, change or other circumstance that has caused or may cause a Material Adverse Effect on the Company

7.1.5	After the Closing, the Founder shall avoid any related party transactions between his/her Affiliates and the Company. If such related party transactions are indeed necessary for business purposes, the Company shall obtain the prior written consent of the Series Investor in advance, conduct them in accordance with the procedures stipulated in laws and regulations, the Shareholders Agreement and the articles of association, and the price of related party transactions should refer to market fair prices.

7.1.6	The Company and the Founder jointly commit to the Series Investor that, regardless of whether the Company and the Founder have disclosed to the Series Investor, and whether occurring before or after the Closing, if any Group Member suffers administrative penalties or economic losses due to illegal or non-compliant business operations or business models, or if any Group Member suffers administrative penalties or economic losses due to non-standard business operations or lax management and thereby affects and causes losses to the Company’s business operations and asset situation, or if the Company or the Founder fails to fully perform their commitments under Article 7 of this Agreement, such circumstances shall constitute a breach by the Founder, and the liability and losses arising therefrom shall be borne entirely by the Founder jointly and severally, and the Founder shall compensate the Company and the Series Investor for all losses arising therefrom. Any fees, supplementary payments of various amounts, and fines that arise from matters not disclosed by the Company to the Series Investor, or that the Company is required to pay or contribute due to non-compliance with relevant Chinese laws and regulations, or that are required due to the Company’s initial public offering, shall be borne by the Company and the Founder. The Series Investor shall not bear any responsibility for this, and if this causes any loss to the Series Investor or the Company, the Founder shall provide corresponding compensation to the Series Investor and/or the Company.

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7.2	The Founder and the Company commit and guarantee that all intellectual property and licenses related to the Company’s business operations as of the Execution Date, the Closing Date and in the future shall be owned solely by the Company. For the avoidance of doubt, the intellectual property and licenses currently and in the future controlled by the Founder and Key Employees shall only be used through the Company or subsidiaries and registered with government authorities, and shall not be transferred or licensed to third parties without the written consent of the Series Investor.

7.3	The Founder hereby irrevocably commits: (a) before the first anniversary of the Company’s qualified initial public offering, personal work time and energy shall be dedicated to serving the Company; as long as the Series Investor holds equity in the Company, the Founder shall not directly or indirectly participate in or invest in any business competing with the Company, except for positions and investments existing and disclosed at the time of execution of this Agreement; (b) the Founder shall ensure that all patents, domain names and other intellectual property (if any) under his/her name shall be irrevocably authorized to the Company for use indefinitely and without charge.

7.4	After the Closing, with the written consent of all investors, if the Company is restructured in the future or the controlling shareholder and the Series Investor will hold shares in an offshore company (which offshore company will control the operation of Zhange Culture within the territory), the Company and the Founder shall assist the Series Investor, at the Series Investor’s request, to convert their equity in the Company into preferred shares of the offshore entity (i.e., issue, transfer or distribute such preferred shares to the Series Investor or its Affiliate free of charge through any other method agreed by the Series Investor), and the relevant parties holding such preferred shares shall enjoy all preferential rights no less favorable than those enjoyed by the Series Investor under this Agreement and the Shareholders Agreement, with all taxes and fees borne by the Company, and ensuring that the Series Investor’s investment cost is not adversely affected.

7.5	According to the confirmation of the Company and the Founder, the Company has no liabilities or debts (excluding receivables and payables arising from normal business operations), and all existing and contingent debts of the Company prior to the Closing Date of this transaction shall be borne by the Founder. The Series Investor shall not bear any existing or contingent debts of the Company prior to the Closing Date of this transaction, such debts shall be borne by the Founder and the Founder shall bear the obligation to pay such debts, the Founder shall directly pay such debts to the creditors or the Founder shall compensate the Company for the corresponding amounts. The Founder commits to the Series Investor that, after completion of this capital increase, if the Company suffers any economic loss due to any undisclosed Material Adverse Matter, such losses shall be borne entirely by the Founder and the Founder shall compensate the Company and the Series Investor for all losses arising therefrom.

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7.6	The Company and the Existing Shareholder commit that, prior to submission of the initial public offering application materials or within one (1) year after the Closing Date of this transaction (whichever date occurs earlier), the Company will complete the integration of business resources to achieve operational and management independence and personnel independence, and will not negatively affect the initial public offering due to lack of operational, management or personnel independence.

7.7	The Company and the Existing Shareholder agree that the Series Investor shall at all times enjoy preferential rights and interests no less favorable than those of all Existing Shareholders; the Company and the Existing Shareholder further agree that, if at any time after the execution of this Agreement, the Company promises to grant any other Existing Shareholder or new investor any preferential rights, interests or arrangements more favorable than those of the Series Investor (“More Favorable Terms”) in connection with any issuance of new shares or transfer of shares, the Series Investor shall automatically enjoy terms no less favorable than such More Favorable Terms; provided, however, that the fact that such other Existing Shareholder or new investor obtains a more preferred priority for liquidation preference distribution and repurchase rights due to investing at a valuation higher than the post-transaction Company valuation at which the Series Investor acquired the corresponding equity shall not be deemed More Favorable Terms.

7.8	The Existing Shareholder commits that, prior to the Company’s initial public offering of shares, without the prior written consent of the Series Investor, regardless of the Founder’s employment status with the Company at that time, the Existing Shareholder shall not transfer, pledge or otherwise dispose of the equity held by them in the Company, directly or indirectly. However, the Series Investor shall have the right to decide to transfer all or part of the equity held by it in the Company to its Affiliate or a third party, which shall be approved by all members of the shareholders’ meeting, and other shareholders and the Company shall cooperate in signing necessary legal documents or implementing necessary legal acts to complete such transfer, and such transfer shall not be subject to preemptive rights, tag-along rights or any other conditions or restrictions.

7.9	From the Execution Date to the Company’s initial public offering of shares, if any Existing Shareholder other than the Series Investor (the “Transferor”) intends to sell all or part of the equity held by them in the Company to any third party (the “Transferee”), the Transferor shall give written notice to the Series Investor and other shareholders (the “Transfer Notice”) regarding such equity sale, which notice shall specify: (i) the names of the Transferor and the Transferee; (ii) the amount of capital contribution intended to be transferred; (iii) the transfer price of the equity to be sold; and (iv) other terms and conditions of the equity to be sold.

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Within thirty (30) Business Days (the “Offer Period”) after the Transfer Notice is given, the Series Investor shall have the right but not the obligation to purchase all or part of the equity to be sold on the same terms and conditions and at the same price specified in the Transfer Notice (the “Right of First Refusal”).

If multiple Series Investors wish to exercise their Right of First Refusal with respect to all or part of the equity to be sold, each Series Investor wishing to purchase shall have the right to purchase the corresponding equity to be sold based on the percentage (the “Purchase Ratio”) of the registered capital of the Company held by such Series Investor to the sum of the registered capital of the Company held by all Series Investors wishing to purchase.

If any Series Investor elects to purchase less than the amount of equity to be sold calculated based on its Purchase Ratio, the amount of equity to be sold that such Series Investor does not purchase (the “Available Equity”) shall be allocated among the Series Investors who have fully exercised their Right of First Refusal and are willing to purchase excess equity to be sold on a pro rata basis. The Transferor shall send a written notice (the “Second Transfer Notice”) to the Series Investors who have fully exercised their Right of First Refusal within five (5) Business Days after the expiration of the Right of First Refusal exercise period. Each Series Investor who has fully exercised the Right of First Refusal and is willing to purchase excess equity to be sold shall notify the Transferor in writing within five (5) Business Days after receiving the Second Transfer Notice. At this time, the ratio that each Series Investor willing to purchase excess equity to be sold may purchase is the percentage obtained by dividing the registered capital of the Company held by each Series Investor willing to purchase excess equity to be sold by the sum of the registered capital of the Company held by all Series Investors willing to purchase excess equity to be sold.

If the Series Investor gives notice of its election to purchase all or part of the equity to be sold in accordance with the requirements of Section 2 of this Article, the Transferor shall be obligated to transfer to the Series Investor, and the Series Investor must purchase from the Transferor, all or part of the equity to be sold. Such transfer shall be completed at the time, date and place agreed upon by the Transferor and the Series Investor.

If the Series Investor does not send a written notice to the Transferor within the Offer Period or gives notice of its election not to purchase the equity to be sold in accordance with the requirements of Section 2 of this Article, subject to Article 7.9, the Transferor may transfer all equity to be sold specified in the Transfer Notice to the intended purchaser within ninety (90) days after the expiration of the Offer Period, provided that the transfer conditions shall not be more favorable than those stated in the Transfer Notice, and the transfer price shall not be lower than that stated in the Transfer Notice.

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7.10	If the Series Investor sends prior written notice waiving its Right of First Refusal or does not respond within the Right of First Refusal exercise period, the Series Investor shall have the right but not the obligation to require the Transferee to purchase from the Series Investor a certain percentage of equity at the terms and price set forth in the Transfer Notice (the “Tag-Along Right”), the maximum value of which shall be calculated according to the following formula: S=P*A/B, where:

S is the percentage of equity that the Series Investor exercising the Tag-Along Right may sell;

P is the amount of equity to be transferred by the Transferor remaining after the Series Investor exercising the Right of First Refusal exercises such right;

A is the registered capital of the Company held by each Series Investor wishing to exercise the Tag-Along Right;

B is the sum of the registered capital of the Company held by the Transferor and all Series Investors wishing to exercise the Tag-Along Right.

In the event that the transfer of equity to be sold by the Transferor to the Transferee would result in a Change of Control of the Company, the Series Investor shall have the right to sell all equity held by them to such Transferee, provided that the total amount shall not exceed the amount of equity to be sold agreed upon in the Transfer Notice.

If the Series Investor elects to exercise its Tag-Along Right, it shall send a written notice within thirty (30) Business Days from the date it sends the written notice waiving the Right of First Refusal or from the expiration of the Right of First Refusal exercise period, specifying the percentage of equity involved in its election to exercise the Tag-Along Right. Such notice shall be irrevocable and binding on the transfer parties in accordance with the terms and conditions specified in the written notice.

If the Series Investor elects to exercise its Tag-Along Right, the Transferor shall take measures including correspondingly reducing the percentage of equity sold by them to facilitate the realization of the Tag-Along Right.

If the Series Investor has properly elected to exercise its Tag-Along Right and the Transferee fails to purchase the relevant equity from the Series Investor, the Transferor shall not proceed with such equity transfer, and if the Transferor makes such equity transfer without the Series Investor’s written consent, such transfer shall be invalid.

7.11	Any equity transfer conducted by the Transferor in violation of Articles 7.8, 7.9 or 7.10 (including but not limited to the obligation to submit written notice to the Series Investor) shall be deemed invalid from the beginning, and the Series Investor shall have the right to require the Company, and the Company shall, take all reasonable and necessary actions to impose prohibitive or restrictive measures on equity transfers that violate this Article, and shall not file for commercial registration of equity transfers conducted in violation of the above provisions.

7.12	If the Company enters into dissolution, bankruptcy liquidation proceedings or overall sale resulting in a Change of Control for any reason in the future, for assets or interests distributable to shareholders in accordance with the law, after paying liquidation expenses, employee wages, social insurance premiums and statutory compensation, taxes owed and settling Company debts, the remaining distributable property or proceeds shall be distributed as follows:

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7.13.1	First, pay to the Series Investor an amount equal to one times the investment amount plus any confirmed but unpaid dividends due to the Series Investor (if any) as liquidation proceeds (the “Preferred Liquidation Amount”), which shall be distributed among the Series Investors in proportion to their respective Capital Increase Proceeds;

7.13.2	Second, all remaining assets or proceeds of the Company that can be legally distributed to shareholders other than the Preferred Liquidation Amount shall be distributed among all shareholders (including the Series Investors) according to their shareholding percentages.

For purposes of this Agreement, “Change of Control” means (i) the sale or transfer by the Company of all or substantially all of its assets (including the sale or exclusive license to a third party of all or substantially all of the Company’s intellectual property) or (ii) the merger, reorganization or consolidation of the Company into any company or entity, such that the shareholders of the Company prior to such merger, reorganization or consolidation hold less than 50% of the equity after completion of such transaction.

7.13	After the Closing, the Company shall distribute distributable profits confirmed by the shareholders’ meeting annually, and the Series Investor shall enjoy preferential dividend rights, that is, the Company’s distributable profits shall be distributed first according to the Series Investor’s actual investment amount ratio until the amount of proceeds obtained by the Series Investor from the Company through dividends, transfer and all other means reaches their respective initial investment amounts, after which other shareholders may participate in profit distribution.

7.14	Unless previously approved by the shareholders’ meeting (including the approval of the Series Investor), the Company shall not agree to any person subscribing for the Company’s increased registered capital. At the same time, the Series Investor shall have the right but not the obligation to subscribe for the increased registered capital on a pro rata basis according to the shareholding percentage held by them in the Company, under the same conditions.

When the Company plans to increase its registered capital, it shall first send a notice to all shareholders to subscribe for the increased registered capital. The Company shall deliver a written notice (the “Capital Increase Notice”) to all shareholders of the Company at least fifteen (15) days prior to any planned capital increase (the “Planned Capital Increase”), which notice shall include: (1) the amount and terms of the proposed capital increase; (2) the consideration to be received by the Company for the Planned Capital Increase; and (3) the third party to receive the new equity of the Planned Capital Increase (the “Planned Recipient”) (if any).

Within fifteen (15) days after the Capital Increase Notice is given (the “Subscription Period”), the Series Investor shall deliver a written notice to the Company indicating its willingness to subscribe for the increased equity under the same conditions. If the Series Investor does not deliver such written notice to the Company within the Subscription Period, it shall be deemed to have waived its rights under this Article with respect to the Planned Capital Increase, but if the Series Investor fails to send such written subscription notice solely because the Company has not complied with the notice requirements in this Article, the Company shall not increase its capital in accordance with this provision, and if it insists on doing so, such capital increase shall be invalid.

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Capital Increase Agreement - SH Entertainment Co., Ltd.

If any Series Investor waives its Preemptive Right in writing or does not respond within the Subscription Period, the Company shall send a written notice (the “Second Subscription Notice”) to other Series Investors who have fully exercised their Preemptive Right. Each Series Investor who has fully exercised the Preemptive Right and is willing to subscribe for excess increased registered capital shall notify the Company in writing within five (5) Business Days after receiving the Second Subscription Notice, indicating the amount of increased registered capital they are willing to subscribe for.

If the total excess subscription exceeds the amount of increased registered capital available for subscription, the amount of increased registered capital that each Series Investor willing to subscribe for excess may subscribe for is the lesser of: (1) the amount of increased registered capital they are willing to subscribe for; or (2) the amount of increased registered capital available for subscription, multiplied by the percentage obtained by dividing the registered capital of the Company held by each Series Investor willing to subscribe for excess increased registered capital by the sum of the registered capital of the Company held by all Series Investors willing to subscribe for excess increased registered capital.

7.15	The Company may agree to other shareholders and/or the Planned Recipient (if other shareholders also elect not to subscribe for the remaining capital increase) subscribing for the increased shares in accordance with the terms and conditions (including the price of the new shares) set forth in the issuance notice for the remaining proposed new shares that the Series Investor has not subscribed for, provided that the Planned Capital Increase must be completed within ninety (90) days after the Capital Increase Notice is given. If the Planned Capital Increase is not completed within such ninety (90) days for any reason, the restrictions under this Article shall reapply, and the Company shall not increase any registered capital without complying with the provisions of this Article.

7.16	If the Existing Shareholder abandons the operation of the Company and establishes a new company for any reason in the future, the Existing Shareholder shall promptly inform the Series Investor, and the Series Investor shall have the right but not the obligation to require the Existing Shareholder to cause the Series Investor to hold the corresponding percentage of shares in the new company calculated based on the investment amount invested by them in the Company through equity transfer, capital increase or other methods permitted by law at RMB 1 or the minimum consideration permitted by law.

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Capital Increase Agreement - SH Entertainment Co., Ltd.

Article 8 Transaction Expenses

8.1	Following the execution of the Transaction Documents and completion of the Closing, the Company shall bear the expenses incurred by the Investor in connection with the Transaction (including financial and legal due diligence expenses, and expenses for drafting, negotiating and executing all legal documents, hereinafter referred to as the “Investor Transaction Expenses”). The Transaction Expenses include audit fees, financial and legal due diligence expenses, and expenses for drafting, negotiating and executing all legal documents relating to the Transaction (“Transaction Expenses”). Except for the foregoing, the Investor and the Company shall each bear its own costs and expenses incurred.

8.2	Except as otherwise provided in this Agreement or other Transaction Documents, the Company, the Existing Shareholder and the Series Investor shall each bear all tax costs arising from the transactions contemplated by this Agreement in accordance with the law.

Article 9 Full-time Service and Non-compete Obligations

9.1	During the period that the Founder maintains an employment relationship with the Company or holds any direct or indirect interest in the Company (whichever is later), and for a period of two (2) years following the expiration of such period (or such longer period as expressly specified for the specific matters below if a longer time limit is required), without the consent of the Investor, the Founder shall not directly or indirectly engage in any business competitive with any business conducted or contemplated to be conducted by any Company (as may be adjusted based on the Company’s actual business direction at the relevant time, “Competing Business”), nor shall the Founder directly or indirectly hold any interest in any entity engaged in any Competing Business with any Company, or engage in any other conduct detrimental to the interests of the Company, including without limitation.

9.1.1	Controlling, holding shares in or indirectly controlling any company or other organization engaged in a Competitive Business;

9.1.2	Providing loans, customer information or any other form of assistance to any company or organization engaged in a Competitive Business, including but not limited to support for funds, product development, human resources, business resources, etc.;

9.1.3	Directly or indirectly obtaining benefits from a Competitive Business or a company or other organization engaged in a Competitive Business;

9.1.4	Soliciting in any form customers related to the Company’s business, or conducting or attempting to conduct transactions with customers related to the Company’s production and sales business, whether such customers were the Company’s customers before or after the Closing Date;

9.1.5	During the period when they directly or indirectly hold equity in the Company and for three years after their complete exit from the Company, they shall not directly or indirectly instruct, induce, encourage or otherwise cause any other employee of the Company to terminate their employment relationship with the Company;

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9.1.6	Employing in any form through any individual or organization directly or indirectly controlled by them or in which they have an interest any person who has left the Company from the Closing Date;

9.1.7	Soliciting in any form to employ any employee then employed by the Company; and

9.1.8	They shall not engage in the above conduct through their Affiliates, and shall not instruct, induce, encourage or otherwise cause any other employee of the Company to engage in the above conduct.

Article 10 Effectiveness, Supplement, Amendment, Modification and Termination

10.1	The annexes to this Agreement are an integral part of this Agreement, are supplementary to the body of this Agreement and have the same legal effect. In the event of any conflict between the annexes and the body of this Agreement, the provisions of the body of this Agreement shall prevail and corresponding amendments shall be made.

10.2	This Agreement shall become effective upon execution by the Parties (natural persons signing, non-natural persons signing or sealing by their legal representatives/executive partners or authorized representatives and affixing their official seals).

10.3	The Parties may amend or modify this Agreement by mutual agreement. Any amendment or modification must be made in writing and shall become effective upon execution by the Parties.

10.4	his Agreement may be terminated by the following means:

10.4.1	The Parties jointly terminate this Agreement in writing and determine the effective date of termination;

10.4.2	Prior to the completion of the registration of changes, if any of the following circumstances occurs, the Series Investor shall have the right to terminate this Agreement by giving at least ten (10) Business Days’ prior written notice to the other Parties, specifying the effective date of termination in the notice:

(1)	The representations or warranties of the Company or the Existing Shareholder contain materially untrue circumstances or material omissions, or there is a violation of the provisions, commitments or obligations under this Agreement, and effective remedial measures have not been taken within ten (10) Business Days after the Series Investor sends a written demand; or

(2)	The final closing of this transaction is not completed within one hundred and twenty (120) days from the Execution Date or on another date agreed upon by the Parties through consultation, except for delays caused by the Series Investor’s own reasons.

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10.5	Effect of Termination

10.5.1	When this Agreement is terminated in accordance with Section 10.4.1 above, unless otherwise agreed by the Parties at that time, the Parties shall, in accordance with the principles of fairness, reasonableness and good faith, return the consideration received from other relevant parties under this Agreement and endeavor to restore the status quo prior to the execution of this Agreement.

10.5.2	If the Series Investor terminates this Agreement in accordance with Section 10.4.2 above and has paid all/part of the Capital Increase Proceeds to the Company at that time, the Company shall return all paid Capital Increase Proceeds to the Series Investor, and pay interest to the Series Investor at an annual rate of 10% (calculated on a simple interest basis). Such interest shall be calculated from the date when such investment amount was actually paid until the date when the Series Investor receives the full return of the Capital Increase Proceeds and interest. If such interest cannot fully compensate for all losses caused to the Series Investor thereby, the Company shall make up the difference to the Series Investor, and the Founder shall bear unlimited joint and several guarantee liability for the repayment of such Capital Increase Proceeds and interest and the make-up of losses.

10.5.3	If at that time, due to legal restrictions or other reasons, the Series Investor’s rights under Sections 10.5.1 and 10.5.2 cannot be realized, the Company and the Existing Shareholder shall be obligated to use their best efforts to seek alternative solutions to realize such rights in compliance with the law.

10.5.4	After this Agreement is terminated for other reasons, all rights and obligations of the Parties under this Agreement shall terminate. One Party shall have no other claim rights against other Parties under this Agreement or for the termination of this Agreement, except for the liabilities that should be borne in accordance with Articles 10 and 11.

Article 11 Liability for Breach of Contract

11.1	The Company and the Founder each and jointly agree that, for any damages, losses, claims, litigation, payment demands, judgments, settlements, taxes, interest, expenses and costs (including but not limited to reasonable attorneys’ fees) actually suffered, incurred or sustained by the Series Investor directly related to or arising from the following matters, or brought against the Series Investor or its Affiliates, directors, partners, shareholders, employees, agents and representatives (the “Indemnified Parties”) (whether third-party claims, claims between the Parties to this Agreement or other claims), the Company and the Founder shall jointly indemnify the Series Investor, defend the Series Investor and hold the Series Investor harmless, with the Series Investor acting on behalf of itself or each other Indemnified Party, so that the Series Investor and each other Indemnified Party may obtain indemnification, regardless of whether they are a party to this Agreement:

11.1.1	Breach by the Company or the Existing Shareholder of any representation, warranty, commitment, agreement or obligation made by them under this Agreement; or

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11.1.2	The Company being subject to administrative penalties or suffering losses due to operation of relevant business without obtaining relevant business qualifications or timely completing relevant filing procedures; or

11.1.3	The Company being subject to administrative penalties or suffering other losses due to tax, labor or business qualification non-compliance matters prior to the Closing Date (whether investigated before or after the Closing Date).

For the avoidance of doubt, the Series Investor’s right to claim compensation for the matters listed in Sections 11.1.2 to 11.1.3 above shall not be affected by disclosure

11.2	If the Company or the Founder breaches the contract, the Company and the Founder shall jointly compensate the Series Investor for all losses suffered by the Series Investor due to such breach.

The Company and the Founder mutually guarantee joint and several liability for the performance of their obligations and responsibilities under this Agreement

Article 12 Force Majeure

12.1	If any unforeseeable force majeure event that a Party cannot reasonably control occurs, such as earthquake, typhoon, flood, fire, military action, strike, riot, war, or other events (each referred to as a “Force Majeure Event”), which prevents such Party from performing this Agreement, such Party shall immediately notify the other Parties without delay, and shall provide detailed information and supporting documents regarding such event within fifteen (15) days after the notice, explaining the reasons for inability or delay in performing all or part of its obligations under this Agreement. The Parties shall seek to find and implement solutions acceptable to all Parties through consultation.

12.2	If a Force Majeure Event occurs, the Party affected by the Force Majeure shall not be responsible to any other Party for any damage, increased cost or loss suffered by such other Party due to such Party’s failure or delay in performing its obligations under this Agreement as a result of the Force Majeure Event, and such failure or delay in performing this Agreement shall not be deemed a breach of this Agreement. The Party claiming the occurrence of a Force Majeure Event shall take appropriate measures to reduce or eliminate the impact of the Force Majeure Event, and shall endeavor to resume performance of obligations delayed or prevented by the Force Majeure Event as soon as possible.

Article 13 Governing Law and Dispute Resolution

13.1	The conclusion, validity, interpretation, performance and dispute resolution of this Agreement shall be governed by the laws of the People’s Republic of China and interpreted in accordance therewith.

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13.2	Any dispute arising from the execution of this Agreement or relating to this Agreement shall first be resolved through friendly consultation among the Parties. If any dispute cannot be resolved through consultation within fifteen (15) days after its occurrence, any Party shall have the right to submit such dispute to the China International Economic and Trade Arbitration Commission for arbitration in Beijing in accordance with the arbitration rules then in effect of such commission. The arbitration language shall be Chinese. The arbitration award shall be final and binding on all Parties.

13.3	During the period of dispute resolution, the Parties shall continue to enjoy their other rights under this Agreement and shall continue to perform their corresponding obligations under this Agreement.

Article 14 Notices

Any Notice shall be in writing and delivered to:

To: SH Entertainment Co., Ltd.

Contact: [Authorized Contact]

Address: [*****]

Tel: [*****]

Email: [*****]

To: Han Shuyong

Address: [*****]

Tel: [*****]

Email: [*****]

To: SCENOVO PTE. Ltd.

Contact: [Authorized Contact]

Address: [*****]

Tel: [*****]

Email: [*****]

14.1	The various communication methods specified above shall determine their delivery time in the following manner:

14.1.1	If delivered in person, a notice shall be deemed delivered when signed for by the notified party;

14.1.2	Notices that can be sent by mail shall be sent by registered express or courier service, with registered mail deemed delivered on the seventh (7th) day after posting, and courier service deemed delivered when signed for by the notified party;

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14.1.3	3. Notices sent by email shall be deemed delivered when the email system shows actual receipt by the notified party.

14.2	If any Party’s above address or notification method changes (the “Changing Party”), the Changing Party shall notify the other Parties within seven (7) days after such change occurs. If the Changing Party fails to notify in a timely manner as agreed, the Changing Party shall bear the losses arising therefrom.

Article 15 Confidentiality

15.1	The terms and conditions of this Agreement and its annexes (including all provisions and even the existence of this Agreement and any related investment documents) are confidential information, and the Parties to this Agreement shall not disclose them to any third party unless otherwise provided.

15.2	After the Closing of this transaction, if any Party intends to disclose this transaction to the public through press conferences, industry or professional media, marketing materials or other means, it shall consult with the Company and the Series Investor in advance to confirm a unified external publicity plan (including but not limited to the scope of information that can be disclosed, press release content, etc.). Without the prior written consent of the Company and the Series Investor, no Party shall disclose to the public beyond the publicity plan confirmed by the Company and the Series Investor.

15.3	Each Party shall keep confidential any proprietary or secret or confidential data and information relating to the Company, its business or belonging to other Parties, or disclosed to it by other Parties at any time or for the negotiation of this Agreement or for the establishment or operation of the Company, and the contents of this Agreement (“Confidential Information”), and shall not disclose them to any third party or person other than the Parties to this Agreement, the Company, professional advisors and relevant government departments.

15.4	Notwithstanding the foregoing, the Parties shall have the right to disclose this transaction to their respective shareholders, the Series Investor, fund management companies, investment banks, lenders, accountants, legal advisors, bona fide potential investors, and employees, provided that the individual or institution receiving the information has agreed to assume confidentiality obligations regarding such Confidential Information, as if it were a party to this Agreement.

15.5	The information disclosed in the following circumstances shall not be subject to the restrictions described above in this Article 15:

15.5.1	Required to be disclosed or used by law or any regulatory authority (including stock exchanges);

15.5.2	Required to be disclosed or used in any judicial proceedings arising from this Agreement or any other agreement entered into pursuant to this Agreement, or reasonably disclosed to tax authorities in relation to relevant matters;

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15.5.3	Disclosed to the Parties’ professional advisors, provided that the Parties shall require such professional advisors to comply with the provisions of this Article 15 regarding such Confidential Information, as if they were a party to this Agreement;

15.5.4	Information that has entered the public domain for reasons not attributable to the Parties to this Agreement;

15.5.5	Disclosure or use previously approved in writing by all other Parties

Article 16 General Provisions

16.1	This Capital Increase Agreement, other Transaction Documents and their annexes constitute the entire agreement among the Parties regarding this transaction, and supersede any prior agreements, investment letters of intent, memoranda of understanding, representations or other obligations (whether in written or oral form, including all forms of communication) among the Parties regarding this transaction, and this Capital Increase Agreement (including its amendments or modifications, and other Transaction Documents) contains the sole and entire agreement among the Parties regarding the transactions contemplated by this Agreement.

16.2	If any provision of this Capital Increase Agreement is invalid or unenforceable due to Chinese law applicable to it, such provision shall be deemed not to exist from the beginning without affecting the validity of other provisions of this Agreement, and the Parties to this Capital Increase Agreement shall consult to determine new provisions within the legal scope to ensure the maximum realization of the original provisions’ intent.

16.3	This Capital Increase Agreement is binding on the successors and assigns of the Parties, and such successors and assigns may enjoy the rights under this Capital Increase Agreement. The Series Investor shall have the right to assign and transfer its rights, interests and obligations under this Capital Increase Agreement to a third party. Except as provided above, without the prior written consent of the other Parties, no Party may assign or transfer any of its rights or obligations under this Agreement.

16.4	Unless otherwise provided in this Capital Increase Agreement, the failure or delay by a Party to exercise any right, power or privilege under this Capital Increase Agreement shall not constitute a waiver of such right, power or privilege, and the single or partial exercise of such right, power or privilege shall not preclude the exercise of any other right, power or privilege.

16.5	This Capital Increase Agreement is made in five (5) copies, with the Founder, the Company and the Series Investor each holding one copy, and the remaining copies for industrial and commercial registration purposes, each having equal legal effect.

[SIGNATURE PAGE FOLLOWS]

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[The remainder of this page is intentionally left blank. This is the signature page to the Capital Increase Agreement]

SH Entertainment Co., Ltd. (Seal)

Signature:

Name:

Title:

SCENOVO PTE. Ltd. (Seal)

Signature:

Name:

Title:

Han Shuyong

Signature:	/s/Han Shuyong

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